Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Third Quarter 2020 Results

BATON ROUGE, Louisiana -- (October 28, 2020) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the third quarter ended September 30, 2020.

THIRD QUARTER 2020 SUMMARY

•	Revenues decreased 18.1% to $289.3 million versus $353.0 million a year ago.
•

Net income was $10.1 million in the third quarter of 2020 compared to net income of $28.4 million a year ago.  The effective income tax rate was 40.9% in the third quarter of 2020 and 26.7% in the third quarter of 2019.  The increase in the effective income tax rate was primarily due to unfavorable permanent differences in relation to profit before tax. Excluding the impact of our 2020 first quarter goodwill impairment charge, our effective tax rate in the third quarter would have been 26.2%.

•	Adjusted EBITDA decreased 22.5% to $98.8 million in the third quarter of 2020 compared to $127.5 million a year ago, yielding a margin of 34.1% of revenues compared to 36.1% a year ago.
•

Total equipment rental revenues for the third quarter of 2020 were $165.8 million, a decrease of $38.3 million, or 18.8%, compared to $204.1 million a year ago. Rental revenues for the third quarter of 2020 were $149.4 million, a decrease of approximately $35.4 million, or 19.1%, compared to $184.8 million in the third quarter of 2019.

•	New equipment sales decreased 42.7% to $37.2 million in the third quarter of 2020 compared to $65.0 million a year ago.
•	Used equipment sales increased 28.3% to $40.0 million in the third quarter of 2020 compared to $31.2 million a year ago.
•	Gross margin was 34.2% compared to 37.4% a year ago. The decrease in gross margin was largely the result of lower rental gross margins.
•

Total equipment rental gross margins were 39.4% in the third quarter of 2020 compared to 46.3% a year ago.  Rental gross margins were 44.0% in the third quarter of 2020 compared to 50.8% last year.  The decrease was primarily due to lower time utilization and rates.

•

Average time utilization (based on original equipment cost) was 63.8% compared to 71.4% a year ago.  The size of the Company’s rental fleet based on original acquisition cost decreased 7.8% from a year ago, to $1.8 billion.

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H&E Equipment Services Reports Third Quarter 2020 Results

October 28, 2020

•	Average rental rates decreased 4.0% compared to a year ago and declined 0.4% sequentially, based on ARA guidelines.
•	Dollar utilization was 32.4% in the third quarter of 2020 compared to 37.5% a year ago.
•	Average rental fleet age at September 30, 2020, was 40.0 months compared to an industry average age of 50.7 months.

Brad Barber, H&E Equipment Services, Inc.’s chief executive officer and president, said, “We are encouraged that demand in our end-user rental markets accelerated during the third quarter.  As a result of increased project activity and our focus on operating execution, physical utilization was 63.8% for the third quarter. This improvement represented a 430 basis point increase from the second quarter.”

Barber added, “While we are seeing meaningful improvements in our rental business, our financial results remain below year-ago levels.  Total revenues were down 18.1%, or $63.7 million, compared to a year ago.  This was largely the result of an 18.8%, or $38.3 million, decline in total rental revenue and a 42.7%, or $27.8 million, decline in new equipment sales from a year ago.  Adjusted EBITDA declined 22.5%, or $28.7 million, from a year ago, and margins decreased 200 basis points to 34.1%.  However, our ongoing actions to reduce capital expenditures and operating costs resulted in significant free cash flow for the quarter. We have also continued to improve our leverage and liquidity.”

Barber concluded, “The current environment could further increase the secular shift toward renting equipment versus owning, creating greater opportunities for us to increase market share.  Based on our improving visibility, we plan to accelerate our growth strategy.  This includes significantly increasing the number of warm starts next year.  We remain focused on pursuing acquisition opportunities in both the general rental and specialty rental businesses.”

FINANCIAL DISCUSSION FOR THIRD QUARTER 2020:

Revenue

Total revenues decreased 18.1% to $289.3 million in the third quarter of 2020 from $353.0 million in the third quarter of 2019.  Total equipment rental revenues decreased 18.8% to $165.8 million compared to $204.1 million in the third quarter of 2019. Rental revenues decreased 19.1% to $149.4 million compared with $184.8 million in the third quarter of 2019.  New equipment sales decreased 42.7% to $37.2 million compared to $65.0 million a year ago.  Used equipment sales increased 28.3% to $40.0 million compared to $31.2 million a year ago.  Parts sales decreased 11.6% to $27.9 million compared to $31.5 million a year ago.  Service revenues decreased 13.6% to $15.6 million compared to $18.1 million a year ago.

Gross Profit

Gross profit decreased 25.0% to $99.1 million from $132.1 million in the third quarter of 2019.  Gross margin was 34.2% for the third quarter ended September 30, 2020, as compared to 37.4% for the third quarter ended September 30, 2019.  On a segment basis, gross margin on total equipment rentals was 39.4% in the third quarter of 2020 compared to 46.3% in the third quarter of 2019.  Rental margins were 44.0% in the third quarter of 2020 compared to 50.8% last year.  On average, rental rates were 4.0%1 lower than rates in the third quarter of 2019.  Time utilization (based on original equipment cost) was 63.8% in the third quarter of 2020 compared to 71.4% a year ago.

Gross margins on new equipment sales were 11.1% in the third quarter compared to 11.6% a year ago.  Gross margins on used equipment sales were 30.3% compared to 31.3% a year ago.  Gross margins on parts sales were 24.9% in the third quarter of 2020 compared to 26.4% a year

[1]	Based on ARA guidelines.

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ago.  Gross margins on service revenues were 66.8% for the third quarter of 2020 compared to 67.4% in the third quarter of 2019.

Rental Fleet

At the end of the third quarter of 2020, the original acquisition cost of the Company’s rental fleet was $1.8 billion, which is a 7.8%, or $154.5 million, decrease from the end of the third quarter of 2019.  Dollar utilization for the third quarter of 2020 was 32.4% compared to 37.5% for the third quarter of 2019.

Selling, General and Administrative Expenses

SG&A expenses for the third quarter of 2020 were $70.0 million compared with $77.3 million the prior year, a $7.3 million, or 9.4%, decrease.  SG&A expenses in the third quarter of 2020 as a percentage of total revenues were 24.2% compared to 21.9% a year ago.  Employee salaries, wages, payroll taxes and related employee benefits, and other employee related expenses decreased $5.6 million.  Expenses related to Greenfield branch expansions increased $1.3 million compared to a year ago.

Income from Operations

Income from operations for the third quarter of 2020 decreased 44.2% to $31.0 million, or 10.7% of revenues, compared to $55.5 million, or 15.7% of revenues, a year ago.

Interest Expense

Interest expense was $14.9 million for the third quarter of 2020 compared to $17.3 million a year ago.

Net Income

Net income was $10.1 million, or $0.28 per diluted share, in the third quarter of 2020 compared to net income of $28.4 million, or $0.79 per diluted share, in the third quarter of 2019.  The effective income tax rate was 40.9% in the third quarter of 2020 and 26.7% in the third quarter of 2019.  The increase in the effective income tax rate was primarily due to unfavorable permanent differences in relation to profit before tax. Excluding the impact of the 2020 first quarter goodwill impairment charge, our effective tax rate for the nine month period ended September 30, 2020, would have been 23.5%, resulting in a third quarter effective tax rate (net of goodwill impairment) of 26.2%.

Adjusted EBITDA

Adjusted EBITDA for the third quarter of 2020 decreased 22.5% to $98.8 million compared to $127.5 million in the third quarter of 2019.  Adjusted EBITDA as a percentage of revenues was 34.1% compared with 36.1% in the third quarter of 2019.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss third quarter results today, October 28, 2020 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 877-270-2148 approximately 10 minutes prior to the start of the call.  A telephonic replay will become

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H&E Equipment Services Reports Third Quarter 2020 Results

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available after 1:00 p.m. (Eastern Time) on October 28, 2020, and will continue through November 4, 2020, by dialing 877-344-7529 and entering the confirmation code 10148956.

The live broadcast of H&E Equipment Services, Inc.’s quarterly conference call will be available online at www.he-equipment.com on October 28, 2020, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 97 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment.  By providing equipment rental, sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of construction or infrastructure projects, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently

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available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Third Quarter 2020 Results

October 28, 2020

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$165,849	$204,132	$496,162	$572,563
New equipment sales	37,248	65,010	112,068	177,709
Used equipment sales	40,000	31,180	105,231	96,942
Parts sales	27,853	31,499	83,842	93,798
Service revenues	15,637	18,105	48,116	50,398
Other	2,673	3,071	8,099	8,822
Total revenues	289,260	352,997	853,518	1,000,232

Cost of revenues:
Equipment rentals
Rental depreciation	58,083	63,065	177,225	181,647
Rental expense	25,628	27,889	74,461	79,676
Rental other	16,816	18,620	47,847	52,742
	100,527	109,574	299,533	314,065
New equipment sales	33,124	57,475	99,809	156,638
Used equipment sales	27,872	21,409	71,592	63,742
Parts sales	20,925	23,171	62,180	68,750
Service revenues	5,198	5,898	15,911	16,261
Other	2,547	3,342	7,873	10,167
Total cost of revenues	190,193	220,869	556,898	629,623

Gross Profit	99,067	132,128	296,620	370,609

Selling, general, and administrative expenses	70,040	77,296	217,525	233,783
Merger costs	150	47	308	314
Gain on sales of property and equipment, net	(2,102)	(718)	(9,260)	(2,339)
Impairment of goodwill	-	-	61,994	-

Income from Operations	30,979	55,503	26,053	138,851

Interest expense	(14,887)	(17,331)	(46,489)	(51,453)
Other income, net	990	588	2,262	1,609
Income (loss) before provision (benefit) for income taxes	17,082	38,760	(18,174)	89,007

Provision (benefit) for income taxes	6,979	10,329	(124)	23,719

Net Income (Loss)	$10,103	$28,431	$(18,050)	$65,288

NET INCOME (LOSS) PER SHARE:
Basic – Net income (loss) per share	$0.28	$0.79	$(0.50)	$1.82
Basic – Weighted average number of common shares outstanding	36,110	35,893	36,035	35,835
Diluted – Net income (loss) per share	$0.28	$0.79	$(0.50)	$1.81
Diluted – Weighted average number of common shares outstanding	36,249	36,046	36,035	36,012
Dividends declared per common share	$0.275	$0.275	$0.825	$0.825

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H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	September 30,	December 31,
	2020	2019
Cash	$11,997	$14,247
Rental equipment, net	1,078,403	1,217,673
Total assets	1,731,495	1,974,610
Total debt (1)	968,354	1,167,429
Total liabilities	1,469,736	1,667,091
Stockholders’ equity	261,759	307,519
Total liabilities and stockholders’ equity	$1,731,495	$1,974,610

(1)	Total debt consists of the aggregate amounts on the senior secured credit facility, senior unsecured notes and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Nine Months Ended September 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

Gross profit	$ 296,620	$ –	$ 296,620
Selling, general and administrative expenses	217,525	–	217,525
Impairment of goodwill	61,994	(61,994)	–
Gain on sale of property and equipment, net	(9,260)	–	(9,260)
Merger costs	308	–	308
Income from operations	26,053	61,994	88,047
Interest expense	(46,489)	–	(46,489)
Other income, net	2,262	–	2,262
Income (loss) before provision (benefit) for income taxes	(18,174)	61,994	43,820
Provision (benefit) for income taxes	(124)	10,430	10,306
Net income (loss)	$ (18,050)	$ 51,564	$ 33,514

	Nine Months Ended September 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) per share	$ (0.50)	$ 1.43	$ 0.93
Basic – Weighted average number of common shares outstanding
	36,035	36,035	36,035
Diluted – Net income (loss) per share	$ (0.50)	$ 1.43	$ 0.93
Diluted – Weighted average number of common shares outstanding
	36,035	36,146	36,146

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Third Quarter 2020 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Net Income (loss)	$10,103	$28,431	$(18,050)	$65,288
Interest Expense	14,887	17,331	46,489	51,453
Provision (benefit) for income taxes	6,979	10,329	(124)	23,719
Depreciation	65,642	70,320	199,634	202,610
Amortization of intangibles	994	1,042	2,996	3,091

EBITDA	$98,605	$127,453	$230,945	$346,161

Merger costs	150	47	308	314
Impairment of goodwill	-	-	61,994	-

Adjusted EBITDA	$98,755	$127,500	$293,247	$346,475

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H&E Equipment Services Reports Third Quarter 2020 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
RENTAL REVENUES
Equipment rentals (1)	$149,423	$184,797	$448,817	$518,294
Rentals other	16,426	19,335	47,345	54,269
Total equipment rentals	165,849	204,132	496,162	572,563

RENTAL COST OF SALES
Rental depreciation	58,083	63,065	177,225	181,647
Rental expense	25,628	27,889	74,461	79,676
Rental other	16,816	18,620	47,847	52,742
Total rental cost of sales	100,527	109,574	299,533	314,065

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	65,712	93,843	197,131	256,971
Rentals other	(390)	715	(502)	1,527
Total rental revenues gross profit	65,322	94,558	196,629	258,498

RENTAL REVENUES GROSS MARGIN
Equipment rentals	44.0%	50.8%	43.9%	49.6%
Rentals other	-2.3%	3.7%	-1.1%	2.8%
Total rental revenues gross margin	39.4%	46.3%	39.6%	45.1%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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